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Exhibit 23.6

[Goldman, Sachs & Co. Letterhead]

PERSONAL AND CONFIDENTIAL

October 3, 2003

Board of Directors
Biogen, Inc.
14 Cambridge Center
Cambridge, Massachusetts 02142

Re:
Amendment No. 3 to Registration Statement on Form S-4 of
IDEC Pharmaceuticals Corporation (File No. 333-107098)

Madame and Gentlemen:

        Reference is made to our opinion letter, dated June 20, 2003, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Biogen, Inc. (the "Company") of the exchange ratio of 1.150 shares of Common Stock, par value $0.0005 per share, of IDEC Pharmaceuticals Corporation ("IDEC") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of June 20, 2003, by and among IDEC, Bridges Merger Corporation, a direct wholly owned subsidiary of IDEC, and the Company.

        The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.

        In that regard, we hereby consent to the reference to our opinion under the captions "Summary—Opinion of Biogen's Financial Advisor," "The Proposed Merger—Background of the Merger," "The Proposed Merger—Reasons of Biogen's Board of Directors for the Merger" and "Opinions of Financial Advisors—Opinion of Biogen's Financial Advisor—Goldman Sachs" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co. (GOLDMAN, SACHS & CO.)

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